NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 12, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 1, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Columbia Equity Trust, Inc. and SSPF/CET OP Holding Company LLC became effective on March 1, 2007. Each share of Common Stock of Columbia Equity Trust, Inc. was converted into $19.50 in cash per share, with the exception that any shares owned by Columbia Equity Trust, Inc. or any of its subsidiaries, or by SSPF/CET OP Holding Company LLC, its sole member or any of its subsidiaries, were cancelled and retired. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 2, 2007.